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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 30, 2002


                             TXU US HOLDINGS COMPANY
                          (for TXU Energy Company LLC)

             (Exact Name of Registrant as Specified in its Charter)



            TEXAS                      1-11668                   75-1837355
       (State or Other               (Commission              (I.R.S. Employer
       Jurisdiction of               File Number)            Identification No.)
        Incorporation)


                 ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS
     75201-3411 (Address of Principal Executive Offices, Including Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600


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

TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE .............................   1

         TXU ENERGY COMPANY LLC FINANCIAL INFORMATION

         Condensed Statements of Consolidated Income -
         Three Months and Six Months Ended June 30, 2002 and 2001 ..............   2

         Condensed Statements of Consolidated Comprehensive Income -
         Three Months and Six Months Ended June 30, 2002 and 2001 ..............   2

         Condensed Statements of Consolidated Cash Flows -
         Six Months Ended June 30, 2002 and 2001 ...............................   3

         Condensed Consolidated Balance Sheets - June 30, 2002 and December 31,
         2001 ..................................................................   4

         Notes to Financial Statements .........................................   5

         Management's Discussion and Analysis of Financial Condition and
         Results of Operations .................................................  13

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS .....................................  22

SIGNATURE ......................................................................  23

                                      (i)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

TXU ENERGY COMPANY LLC

      TXU US Holdings Company (US Holdings, formerly TXU Electric Company), is providing the following quarterly financial information and management's discussion and analysis of financial condition and results of operations to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy). TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which took effect on January 1, 2002. Effective January 1, 2002, the power production and certain retail operations of US Holdings, the wholesale trading and risk management operations and unregulated commercial and industrial retail gas business of TXU Gas Company and other energy-related businesses of TXU Corp. were transferred to TXU Energy; and the transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company (Oncor), a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp.

      Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operations and financial position could have differed materially from those included in the following financial statements for periods prior to January 1, 2002. In addition, future results of TXU Energy's operations and financial position could differ materially from the historical results presented herein.

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as well as general industry trends; implementation of the 1999 Texas electricity deregulation legislation and other legislation; power costs and production availability; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; implementation of new accounting standards; commercial paper market and capital market conditions; and access to adequate transmission facilities to meet changing demands; among others, that could cause the actual results of US Holdings or TXU Energy to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                             TXU ENERGY COMPANY LLC
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                                              Three Months Ended     Six Months Ended
                                                                                   June 30,               June 30,
                                                                             --------------------   ------------------
                                                                                2002      2001        2002       2001
                                                                                ----      ----        ----       ----
                                                                                        Millions of Dollars
Operating revenues .......................................................    $ 3,543    $ 2,529    $ 7,046    $ 6,173
                                                                              -------    -------    -------    -------

Operating expenses
     Energy purchased for resale, fuel consumed and delivery costs .......      2,720      1,842      5,370      4,930
     Operation and maintenance ...........................................        367        230        725        433
     Depreciation and amortization .......................................        103        102        217        200
     Taxes other than income .............................................         48         28        103         55
                                                                              -------    -------    -------    -------
           Total operating expenses ......................................      3,238      2,202      6,415      5,618
                                                                              -------    -------    -------    -------

Operating income .........................................................        305        327        631        555

Other income .............................................................         13         --         14          2

Other deductions .........................................................          3          5          5          8

Interest income ..........................................................         --         10          9         21

Interest expense and other charges
     Interest ............................................................         49         63        109        130
     Capitalized interest ................................................         (1)        (4)        (3)        (7)
                                                                              -------    -------    -------    -------
           Total interest expense and other charges ......................         48         59        106        123
                                                                              -------    -------    -------    -------

Income before income taxes ...............................................        267        273        543        447

Income tax expense .......................................................         84         88        173        137
                                                                              -------    -------    -------    -------

Net income ...............................................................    $   183    $   185    $   370    $   310
                                                                              =======    =======    =======    =======


            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                              Three Months Ended     Six Months Ended
                                                                                  June 30,              June 30,
                                                                              ------------------     ----------------
                                                                               2002       2001       2002       2001
                                                                               ----       ----       ----       ----
                                                                                        Millions of Dollars
Net income ...............................................................    $ 183      $ 185      $ 370      $ 310
                                                                              -----      -----      -----      -----

Other comprehensive income (loss) -
  Net change during period, net of tax effect:
    Cash flow hedges:
      Net change in fair value of derivatives (net of tax
       benefit of $24, $ -, $50, and $ -) ................................      (44)        (1)       (93)        (1)
      Amounts realized in earnings during period (net of
        tax expense of $ - and $2) .......................................        1         --          4         --
                                                                              -----      -----      -----      -----
        Total ............................................................      (43)        (1)       (89)        (1)
                                                                              -----      -----      -----      -----

Comprehensive income .....................................................    $ 140      $ 184      $ 281      $ 309
                                                                              =====      =====      =====      =====


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)

                                                                                              Six Months Ended
                                                                                                  June  30,
                                                                                             -------------------
                                                                                              2002         2001
                                                                                              ----         ----
                                                                                             Millions of Dollars
Cash flows -- operating activities
   Net income ...........................................................................    $    370   $    310
   Adjustments to reconcile net income to cash provided by operating activities:
        Depreciation and amortization ...................................................         258        248
        Deferred income taxes and investment tax credits -- net .........................         (39)        15
        Gain from sales of assets .......................................................         (12)         -
        Net effect of unrealized mark-to-market valuation losses/(gains) ................          12       (102)
        Other ...........................................................................          38         30
   Changes in operating assets and liabilities ..........................................         (77)       (92)
                                                                                             --------   --------
           Cash provided by operating activities ........................................         550        409
                                                                                             --------   --------
Cash flows -- financing activities
   Issuances of long-term debt ..........................................................          61        121
   Retirements/repurchases of long-term debt ............................................      (1,049)      (122)
   Distributions paid to parent .........................................................        (377)         -
   Repurchase of member interests .......................................................           -       (231)
   Net issuances of commercial paper ....................................................         643          -
   Net change in advances from affiliates ...............................................          13         22
   Debt premium, discount, financing and reacquisition expenses .........................          (4)        (8)
                                                                                             --------   --------
           Cash used in financing activities ............................................        (713)      (218)
                                                                                             --------   --------
Cash flows -- investing activities
   Capital expenditures .................................................................        (150)      (150)
   Acquisition of a business ............................................................         (36)         -
   Proceeds from sale of assets .........................................................         443          -
   Nuclear fuel .........................................................................         (50)       (11)
   Other ................................................................................         (28)       (30)
                                                                                             --------   --------
           Cash provided by (used in) investing activities ..............................         179       (191)
                                                                                             --------   --------

Net change in cash and cash equivalents .................................................          16          -

Cash and cash equivalents -- beginning balance ..........................................          20         19
                                                                                             --------   --------

Cash and cash equivalents -- ending balance .............................................    $     36   $     19
                                                                                             ========   ========

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                              June 30,
                                                                                2002      December 31,
                                                                             (Unaudited)      2001
                                                                             -----------  ------------
                                                                                Millions of Dollars
                                           ASSETS
Current assets:
   Cash and cash equivalents .............................................   $     36       $    20
   Accounts receivable ...................................................      1,683           808
   Inventories -- at average cost ........................................        285           259
   Commodity contract assets .............................................        757           848
   Other current assets ..................................................        137           120
                                                                             --------       -------
           Total current assets ..........................................      2,898         2,055

Goodwill .................................................................        533            65
Investments ..............................................................        689           692
Property, plant and equipment -- net .....................................     10,270        10,354
Commodity contract assets ................................................        386           389
Cash flow hedges and other derivative assets .............................         20            31
Deferred debits and other assets .........................................         83            71
                                                                             --------       -------
           Total assets ..................................................   $ 14,879       $13,657
                                                                             ========       =======

                               LIABILITIES AND MEMBER INTERESTS

Current liabilities:
   Notes payable -- commercial paper .....................................   $    643       $     -
   Long-term debt due currently ..........................................        636           123
   Advances from affiliates ..............................................        215           250
   Due to Oncor Electric Delivery Company -- current portion .............        221           170
   Accounts payable:
        Affiliates .......................................................        318            25
        Trade ............................................................      1,038           612
   Commodity contract liabilities ........................................        560           630
   Taxes accrued .........................................................        278           155
   Other current liabilities .............................................        376           138
                                                                             --------       -------
           Total current liabilities .....................................      4,285         2,103

Accumulated deferred income taxes ........................................      1,998         2,125
Investment tax credits ...................................................        385           397
Commodity contract liabilities ...........................................        186           236
Cash flow hedges and other derivative liabilities ........................        158             2
Other deferred credits and noncurrent liabilities ........................        784           511
Due to Oncor Electric Delivery Company ...................................        519           617
Long-term debt, less amounts due currently ...............................      1,965         3,454

Contingencies (Note 6)

Member interests .........................................................      4,599         4,212
                                                                             --------       -------

           Total liabilities and member interests ........................   $ 14,879       $13,657
                                                                             ========       =======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS

1.    BUSINESS

      TXU Energy Company LLC (TXU Energy) is a Delaware limited liability company and began operations on January 1, 2002. TXU Energy was created as a result of the restructuring of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings, formerly TXU Electric Company), which is a wholly-owned subsidiary of TXU Corp. TXU Energy's operations are conducted principally through the following subsidiaries effective January 1, 2002: TXU Generation Holdings Company LLC; TXU Energy Trading Company LP; TXU Energy Retail Company LP; TXU Energy Solutions Company LP; TXU Fuel Company (TXU Fuel) and two coal mining subsidiaries (TXU Mining).

      TXU Energy is engaged primarily in the production of electricity, wholesale energy trading and risk management, and retail energy sales and services in North America. TXU Energy is managed as a single, integrated energy business; consequently, there are no separate reportable business segments.

      Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructured the electric utility industry in Texas (1999 Restructuring Legislation). As a result, TXU Corp. restructured certain of its businesses as of January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as approved by the Public Utility Commission of Texas (Commission), as of January 1, 2002, US Holdings transferred:

..     its electric transmission and distribution (T&D) assets to Oncor Electric
      Delivery Company (Oncor), which is a utility regulated by the Commission and a wholly-owned subsidiary of US Holdings,

..     its unregulated electric power production assets to subsidiaries of TXU
      Energy, which is the new competitive business, and

..     its retail customers to an unregulated subsidiary retail electric provider
      (REP) of TXU Energy.

      In addition, as of January 1, 2002, US Holdings acquired the following businesses from within the TXU Corp. system and transferred them to TXU Energy: the REP of TXU SESCO Company, a subsidiary of TXU Corp.; the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas business of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power production operations.

      The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

      Business Acquisitions - On April 24, 2002, TXU Energy acquired a cogeneration and wholesale energy production business in New Jersey for $36 million in cash. The acquisition included a 122 megawatt combined-cycle power production facility and various contracts, including electric supply and gas transportation agreements. This transaction represented TXU Energy's first investment outside of Texas and reflected its strategy of diversifying its portfolio of assets.

      Generation Plant Acquisitions and Dispositions - On May 31, 2002, TXU Energy acquired a 260 megawatt combined-cycle power production facility in northwest Texas through a settlement agreement which dismissed a lawsuit previously filed related to the plant and included a nominal cash payment. TXU Energy previously purchased all of the electrical output of this plant under a long-term contract.

      On April 25, 2002, TXU Energy completed the sale of its Handley and Mountain Creek power plants in the Dallas-Fort Worth area with total plant capacity of 2,334 megawatts for $443 million in cash, including the assumption of an above-market tolling agreement with a fair value of $190 million reflected in other liabilities. The tolling agreement provides for TXU Energy to purchase power during summer months for the next five years. A pretax gain on the sale of $146 million, net of the effects of the tolling agreement, was deferred and included in other liabilities, and will be recognized during summer months over the five-year term of the tolling agreement.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation - The businesses that were combined to form TXU Energy were operated by subsidiaries of TXU Corp. under common ownership and control prior to January 1, 2002. The financial information for power production and certain retail operations included in the 2001 combined financial statements was derived from the historical financial statements of US Holdings. The financial information for the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas business included in the 2001 combined financial statements was derived from the historical financial statements of TXU Gas. The financial information for the fuel and coal mining subsidiaries and the energy services businesses included in the 2001 combined financial statements was derived from the separate historical financial statements of those entities. The financial information for the REP of TXU SESCO Company was derived from the historical financial statements of TXU SESCO Company. The financial statements for periods subsequent to January 1, 2002, present TXU Energy's actual consolidated operating results. Had TXU Energy actually existed as a separate entity prior to January 1, 2002, its results of operation and financial position could have differed materially from those included in the financial statements for periods prior to January 1, 2002. Effective January 1, 2002, in connection with the transfer of US Holdings' retail customers to an unregulated subsidiary REP of TXU Energy, certain assets and liabilities relating to the retail function, which was previously integrated with Oncor's regulated operations, were transferred from Oncor to TXU Energy.

      The prior year financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power production and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power production and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements included herein.

      In connection with the restructuring of certain of TXU Corp.'s businesses effective January 1, 2002, the wholesale trading and risk management operations and the unregulated commercial and industrial retail gas business of TXU Gas were acquired by TXU Energy. Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). As a result of TXU Energy's acquisition of the businesses from TXU Gas, which were originally part of ENSERCH Corporation, and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the June 30, 2002 balance sheet of TXU Energy.

      The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for an interim period may not give a true indication of results for the full year. Certain previously reported amounts have been reclassified to conform to current classifications. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

      Income Taxes -- TXU Energy is included in the consolidated federal income tax return of TXU Corp. and subsidiary companies. TXU Energy uses the separate return method to compute its income tax provision. Because of the alternative minimum tax (AMT), differences may arise between the consolidated federal income tax liability and the aggregated separate tax liability of the group members. In instances where this occurs, the difference is allocated, pro-rata, to those companies that generated AMT on a separate company basis.

      Changes in Accounting Standards -- SFAS No. 142 became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. Annual goodwill amortization of $1 million ceased effective January 1, 2002. The 2001 amortization did not include amortization of goodwill transferred to TXU Energy in 2002.

      In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXU Energy has completed the transitional impairment test, the results of which indicated no impairment of goodwill. If goodwill amortization had ceased effective January 1, 2001, there would not have been a material effect on net income for the three and six months ended June 30, 2001.

      SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Energy on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. SFAS No. 143 also requires additional disclosures. TXU Energy will change its reporting for nuclear decommissioning costs to conform to the new standard, as well as conform its accounting for all other asset retirement obligations to the new standard.

      SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 by TXU Energy has not affected its financial position or results of operations.

      SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", was issued in April 2002 and will be effective for TXU Energy on January 1, 2003. One of the provisions of this statement is the rescission of SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", whereby any gain or loss on the early extinguishment of debt that was classified as an extraordinary item in prior periods in accordance with SFAS No. 4 shall be reclassified if it does not meet the criteria of an extraordinary item as defined by Accounting Principles Board Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions".

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", was issued in June 2002 and will be effective for TXU Energy on January 1, 2003. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value.

      In June 2002, the Emerging Issues Task Force (EITF) reached a consensus on certain aspects of Issue 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities", regarding the presentation of trading activities in the statement of income. The new rules require all trading contracts, whether or not physically settled, to be recorded net upon settlement, rather than gross as a sale and cost of sale. TXU Energy has historically recorded financial contracts net, but has recorded those contracts that provide for physical delivery gross upon settlement. The change will be effective with third quarter 2002 reporting and requires reclassification of prior periods. TXU Energy has not yet determined the amount of the reclassifications; however, implementation of the new rules is expected to result in a significant reduction in TXU Energy's operating revenues and energy purchased for resale. The required reclassifications will have no impact on TXU Energy's previously reported gross margin, net income or cash provided by operating activities.

      For accounting standards not yet adopted or implemented, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.    FINANCING ARRANGEMENTS

      Credit Facilities -- In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates April 22, 2003. This facility will be used for working capital and general corporate purposes.

      During the second quarter of 2002, TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The new commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively.

      The new $1.0 billion 364-day revolving credit facility, TXU Corp.'s and US Holdings' existing $1.4 billion credit facility that expires in February 2005, and TXU Corp.'s $500 million three-year revolving credit facility with a group of banks that terminates in May 2005 provide back-up for outstanding commercial paper under the TXU Corp., TXU Energy and Oncor programs. As of June 30, 2002, total outstanding commercial paper under these programs was $1.1 billion of which TXU Energy's portion was $643 million. As of June 30, 2002, TXU Corp. had $186 million outstanding under its commercial paper program, which was discontinued in July 2002. At that time, TXU Corp. was removed as a borrower under the $1.4 billion credit facility. Commercial paper issuances are limited to the availability under the back-up credit facilities, which was $2.2 billion at June 30, 2002, after deducting outstanding letters of credit and outstanding borrowings. In July 2002, US Holdings entered into a $400 million credit facility that terminates no later than November 30, 2002, that will also provide back-up for outstanding commercial paper. The credit facilities discussed above contain cross default provisions with a $50 million threshold. Under the $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this facility, a default by Oncor or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this facility, a default by US Holdings that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy. Under the $1.4 billion credit facility and the recent $400 million facility, a default by US Holdings or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated. Under the $500 million three-year revolving credit facility, a default by TXU Corp. or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated.

      TXU Energy is also provided short-term financing by TXU Corp. and affiliated companies. TXU Energy had short-term advances from affiliates of $215 million and $250 million outstanding as of June 30, 2002 and December 31, 2001, respectively.

      Long-Term Debt Due Currently -- In July 2002, TXU Energy redeemed at par the remaining $635 million principal amount of its floating rate debentures due May 20, 2003. TXU Energy funded the redemption through the issuance of commercial paper, advances from affiliates and cash from operations.

      Long-Term Debt -- In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in a private placement. Proceeds from the issuance were used by Oncor to repay long-term advances from US Holdings. US Holdings used the repayments from Oncor to repay advances from TXU Energy and TXU Corp. TXU Energy used the repayments to redeem $865 million principal amount of floating rate debentures due May 20, 2003.

      Also in May 2002, the Brazos River Authority issued $61 million principal amount of weekly reset floating rate pollution control revenue refunding bonds for TXU Energy to refund a similar principal amount of pollution control revenue bonds.

      In February 2002, TXU Mining redeemed $70 million of its 6.875% senior notes due 2005 and $53 million of its 7.0% senior notes due 2003.

      The terms of certain financing arrangements of TXU Corp. and its consolidated subsidiaries, contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholder's equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. As of June 30, 2002, TXU Corp. and its consolidated subsidiaries were in compliance with all such applicable covenants.

      Sale of Receivables -- TXU Corp., through its subsidiaries, has certain facilities to provide financing through sales of customer accounts receivable. Under the facilities, purchases of accounts receivable are funded by sales of undivided interests therein to financial institutions. Accounts receivable are continually sold to replace those accounts receivable that have been collected.

      Certain US subsidiaries of TXU Corp. sell customer accounts receivable to TXU Receivables Company, a wholly-owned bankruptcy remote indirect subsidiary of TXU Corp., which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility includes TXU Energy Retail Company LP, TXU SESCO Energy Services Company, Oncor and TXU Gas as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of June 30, 2002, TXU Energy had sold $1.113 billion face amount of receivables to TXU Receivables Company under the program in exchange for cash of $535 million and $567 million in subordinated notes, with $11 million of losses on sales for the six months ended June 30, 2002 principally representing the interest on the underlying financing. These losses approximated 4% of the cash proceeds from the receivables sales on an annualized basis. If the program terminates, cash flows to TXU Energy would temporarily stop until the undivided interests of the financial institutions were repurchased. The level of cash flows would normalize in approximately 16 to 31 days. TXU Business Services Company, an affiliate of TXU Energy, services the purchased receivables and is paid a market-based servicing fee by TXU Receivables Company. The subordinated notes receivable from TXU Receivables Company represent TXU Energy's retained interest in the transferred receivables and are recorded at book value, net of allowances for bad debts, which approximates fair value due to the short-term nature of the subordinated notes, and are included in accounts receivable in the consolidated balance sheet.

4.    MEMBER INTERESTS

                                                                                   June 30,
                                                                                     2002           December 31,
                                                                                  (Unaudited)           2001
                                                                                  -----------       ------------
         Capital account ......................................................      $4,672            $4,196
         Accumulated other comprehensive income (loss) ........................         (73)               16
                                                                                     ------            ------
                   Total member interests .....................................      $4,599            $4,212
                                                                                     ======            ======

      In the first quarter of 2002, goodwill of $468 million, net of accumulated amortization, was transferred to TXU Energy, which was accounted for as a non-cash capital contribution. In addition, $14 million of advances from affiliates were converted to capital during the six months ended June 30, 2002.

      On March 6, 2002, TXU Energy declared a cash distribution of $200 million which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy declared cash distributions of $177 million and $200 million which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. On August 7, 2002, TXU Energy declared a cash distribution of $200 million payable to US Holdings on October 1, 2002.

5.    REGULATION AND RATES

      On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order, pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed in separate dockets in Travis County District Court on August 16, 2002. US Holdings is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's approval is upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not eliminate TXU Energy's price-to-beat rates and related possible fuel adjustments. TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of power production-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         In April 2002, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates. The request, if approved, would increase price-to-beat rates for residential and small commercial customers by approximately 5%. Under Commission rules, affiliated REPs of utilities are allowed to petition the Commission for an increase in the fuel factor component of its price-to-beat rates if the average price of natural gas futures increases more than 4% from the level used to set the previous price-to-beat fuel factor rate. On May 29, 2002, an administrative law judge issued a proposal for decision for consideration by the Commission. On August 23, 2002, the Commission adopted the fuel factor increase recommended by the administrative law judge. The effect of the Commission's ruling is to increase TXU Energy's price-to-beat rates for residential and small commercial customers by slightly less than 5%.

         TXU Energy is the provider of last resort (POLR) for residential and small business customers in all areas of ERCOT where customer choice is available, except in its historical service areas prior to deregulation, and for industrial customers in all areas of ERCOT, including TXU Energy's historical service areas. POLR service is provided only to customers whose electric service has been terminated by a REP and who have failed to initiate service with another REP, including customers of a REP that goes out of business, or who choose to receive service from the POLR. On August 22, 2002, the Commission adopted new rules that significantly change POLR service. Under the new POLR rules, effective September 24, 2002, residential and small business customers served by affiliated REPs and all large customers could be subject to disconnection for non-payment. (A REP that provides electric power and energy to customers within the historical service area of its affiliated transmission and distribution utility is considered to be an affiliated REP. In areas outside their historical service area, these REPs are considered to be competitive REPs. All new REPs authorized to serve customers across the state of Texas are also considered to be competitive REPs.) Competitive REPs will cease transferring non-paying customers to POLRs, and will instead transfer them to the affiliated REP that will serve them at a price-to-beat rate.

      Until December 31, 2002, TXU Energy will continue to serve as POLR in its current POLR areas for all customers requesting POLR service or those whose REP ceases to serve them for reasons other than non-payment. Under the new rules, POLR service for a two-year period will be bid and awarded effective January 1, 2003 based only upon price. If no bids are submitted or all bids are rejected, a lottery would be used to select a REP to serve residential and small business customers as the new POLR at a price which is 125% of the applicable price-to-beat rate, with provision for adjustment of the energy charge, and large commercial customers at a price which is 150% of an energy reference price, plus applicable non-bypassable charges and a monthly customer charge.

6.    CONTINGENCIES

      Power Purchase Contracts - TXU Energy has various power purchase contracts requiring the payment of annual capacity fees. Including contracts entered into subsequent to December 31, 2001, future capacity payments under existing agreements are estimated as follows:

                    July 1 through December 31, 2002 ..........    $   241
                    2003 ......................................        269
                    2004 ......................................        170
                    2005 ......................................        152
                    2006 ......................................        123
                    Thereafter ................................         28
                                                                   -------
                             Total capacity payments ..........    $   983
                                                                   =======

      Commitments under coal contracts at June 30, 2002 were not materially different than those set forth in Note 14 to Financial Statements in US Holdings' 2001 Form 10-K.

      Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas pipeline companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel, as a defendant in this litigation. Quinque has withdrawn its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to the plaintiffs. No amount of damages has been specified in the petition. While TXU Energy and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Energy and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

      Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the production of electric energy and has agreed, in effect, to guarantee the principal, $19 million at June 30, 2002, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.5% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for each of 2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at June 30, 2002, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings would, however, be contingently liable in the event of a default by the municipality.

      General -- TXU Energy is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of TXU Energy, is not expected to have a material effect upon its financial position, results of operations or cash flows.

7.    SUPPLEMENTARY FINANCIAL INFORMATION

       Regulated Versus Unregulated Operations (Unaudited)--


                                                                        Three Months Ended     Six Months Ended
                                                                             June 30,              June 30,
                                                                        ------------------     -----------------
                                                                            2002     2001         2002     2001
                                                                        --------- --------     -------- --------
      Operating revenues
          Regulated ............................................          $     -  $ 1,417      $     -  $ 2,780
          Unregulated ..........................................            3,543    1,112        7,046    3,393
                                                                        --------- --------     --------  -------
               Total operating revenues ........................            3,543    2,529        7,046    6,173
                                                                        --------- --------     --------  -------
      Operating expenses
          Energy purchased for resale - regulated ..............                -      277            -      561
          Energy purchased for resale - unregulated ............            2,333    1,044        4,725    3,280
          Fuel consumed - regulated ............................                -      521            -    1,089
          Fuel consumed - unregulated ..........................              387        -          645        -
          Operation and maintenance - regulated ................                -      164            -      316
          Operation and maintenance - unregulated ..............              367       66          725      117
          Depreciation and amortization ........................              103      102          217      200
          Taxes other than income ..............................               48       28          103       55
                                                                        --------- --------     --------  -------
               Total operating expenses ........................            3,238    2,202        6,415    5,618
                                                                        --------- --------     --------  -------
      Operating income .........................................          $   305  $   327      $   631  $   555
                                                                        ========= ========     ========  =======

      Other Income and Deductions -- Other income consisted primarily of gains on sales of assets. Other deductions consisted of several individually immaterial items.

      Accounts receivable -- At June 30, 2002 and December 31, 2001, accounts receivable are stated net of uncollectible accounts of $97 million and $24 million, respectively. Accounts receivable included $814 million and $173 million of unbilled revenues at June 30, 2002 and December 31, 2001, respectively.

     Inventories by major category --

                                                                                     June 30,
                                                                                       2002          December 31,
                                                                                   (Unaudited)          2001
                                                                                   -----------       -----------
Materials and supplies .........................................................       $156             $148
Fuel stock .....................................................................         63               62
Gas stored underground .........................................................         66               49
                                                                                       ----             ----
    Total inventories ..........................................................       $285             $259
                                                                                       ====             ====

     Property, plant and equipment --

                                                                                        June 30,
                                                                                          2002       December 31,
                                                                                       (Unaudited)      2001
                                                                                       -----------   -----------
     Electricity production ...................................................         $16,541         $16,627
     Other ....................................................................             385             242
                                                                                       --------         -------
              Total ...........................................................          16,926          16,869
     Less accumulated depreciation ............................................           6,221           6,186
                                                                                       --------         -------
              Net of accumulated depreciation .................................          10,705          10,683
     Construction work in progress ............................ ...............             237             361
     Nuclear fuel (net of accumulated amortization: 2002- $819; 2001 - $787) ..             164             146
     Reserve for regulatory disallowances .....................................            (836)           (836)
                                                                                       --------         -------
              Net property, plant and equipment ...............................         $10,270         $10,354
                                                                                       ========         =======

      Goodwill -- At June 30, 2002, and December 31, 2001, goodwill is stated net of accumulated amortization of $60 million and $4 million, respectively.

      Derivatives and Hedges -- During the first six months of 2002, existing accounting hedges of anticipated sales from baseload production in TXU Energy became less effective due to changes in Electric Reliability Council of Texas (ERCOT) market rules and conditions. TXU Energy experienced net hedge ineffectiveness of $25 million and $33 million, reported as a loss in revenues, for the three and six months ended June 30, 2002, respectively, primarily related to these contracts. Accounting hedges of interest rate risk remained highly effective during the period.

      As of June 30, 2002, it is expected that $16 million of after-tax net gains accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted gain incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges.

      Affiliated Transactions -- In accordance with the Business Separation Agreement, TXU Energy records interest expense payable to Oncor as carrying costs primarily related to the regulatory assets subject to securitization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      OVERVIEW

      TXU Energy Company LLC (TXU Energy) commenced operations on January 1, 2002. As of that date, TXU US Holdings (US Holdings, formerly TXU Electric Company) transferred to TXU Energy its power production assets and retail customers. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the retail electric provider (REP) of TXU SESCO Company; the wholesale trading and risk management operations and the unregulated commercial and industrial (C&I) retail gas business of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the power production operations. On January 1, 2002, US Holdings also transferred its transmission and distribution (T&D) operations to Oncor Electric Delivery Company (Oncor).

      TXU Energy's business consists of activities related to the production of electricity, wholesale energy trading and risk management, and retail energy sales and services in North America. Effective January 1, 2002, TXU Energy's operations are conducted primarily through the following subsidiaries: TXU Generation Holdings Company LLC; TXU Energy Trading Company LP; TXU Energy Retail Company LP; TXU Energy Solutions Company LP; TXU Fuel Company and two coal mining subsidiaries (TXU Mining).

      Included in the balance sheet of TXU Gas at December 31, 2001 was $773 million of goodwill, net of amortization, arising from TXU Corp.'s 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). As a result of TXU Energy's acquisition of the wholesale trading and risk management operations and the unregulated C&I retail gas business from TXU Gas, which were originally part of ENSERCH Corporation, and the adoption of Standard of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," $468 million of goodwill, net of $56 million of accumulated amortization, has been allocated to these businesses and reflected in the June 30, 2002 balance sheet of TXU Energy.

      The prior year financial information for TXU Energy includes information derived from the historical financial statements of US Holdings. Reasonable allocation methodologies were used to unbundle the financial statements of US Holdings between its power production and T&D operations. Allocation of revenues reflected consideration of return on invested capital, which continues to be regulated for the T&D operations. US Holdings maintained expense accounts for each of its component operations. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' power production and T&D operations. Interest and other financing costs were determined based upon debt allocated. Had the unbundled operations of US Holdings actually existed as separate entities, their results of operations could have differed materially from those included in the historical financial statements included herein.

      Effective January 1, 2002, TXU Energy incurs an electricity delivery fee charged by Oncor, which TXU Energy includes in billings to its customers. This fee is reflected in TXU Energy's revenues and cost of energy for the three and six months ended June 30, 2002, but is not included in TXU Energy's revenues and cost of energy for the three and six months ended June 30, 2001 because the prior year financial statements were prepared on an unbundled basis. Comparisons of gross margin (operating revenue less energy purchased for resale, fuel consumed and delivery costs) are not affected as the electricity delivery fee amount is reflected in both revenues and cost of energy.

RESULTS OF OPERATIONS


                                                                                       Three Months Ended      Six Months Ended
                                                                                             June 30,               June 30,
                                                                                      -------------------     ------------------
                                                                                        2002        2001          2002      2001
                                                                                        ----        ----          ----      ----
Operating Statistics:
Retail sales volumes:
    Electric (gigawatt hours - GWh) ............................................       22,771     24,347        45,157     47,603
    Large commercial and industrial gas (billion cubic feet - Bcf) .............           37         45            87        111

Wholesale energy sales volumes (physically settled):
    Electric (GWh) .............................................................       27,153      3,943        68,037     10,472
    Gas (Bcf) ..................................................................          201        139           360        347

Customers (end of period and in thousands):
    Electric ...................................................................                                 2,731      2,705
    Gas ........................................................................                                     3          3
                                                                                                              --------    -------
      Total customers ..........................................................                                 2,734      2,708

 Physical and financial wholesale trades
    Electric (GWh) .............................................................      462,298    118,620     1,044,913    133,596
    Gas (Bcf) ..................................................................        5,160      2,360         9,773      3,701


                                                                                       Three Months Ended      Six Months Ended
                                                                                             June 30,               June 30,
                                                                                      -------------------      ----------------
                                                                                        2002        2001          2002      2001
                                                                                        ----        ----          ----      ----
Operating revenues (millions of dollars):
Electric - Retail ..............................................................       $1,256     $1,400        $2,557     $2,666
Electric Delivery Fees .........................................................          397          -           813          -
Large commercial and industrial gas ............................................          156        266           363        772
Wholesale energy sales (gas and electric) ......................................        1,717        856         3,287      2,657
Other revenues .................................................................           17          7            26         78
                                                                                    ---------    -------       -------     ------
      Total operating revenues .................................................       $3,543     $2,529        $7,046     $6,173
                                                                                    =========    =======       =======     ======

Weather(average for service area)**
      Percent of normal
             Cooling degree days ...............................................          107%       110%          107%       106%
             Heating degree days ...............................................           69%        41%           99%       105%

      _______________________

**Weather data is obtained from Meterlogix, a private company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

Three Months Ended June 30, 2002 versus Three Months Ended June 30, 2001

      Revenues in 2002 include $397 million billed by TXU Energy to its customers for electric delivery fees charged to TXU Energy by Oncor. Excluding this amount, TXU Energy's operating revenues increased $617 million, or 24%, to $3.1 billion for the second quarter of 2002. Wholesale energy revenues increased $861 million, or 101%, to $1.7 billion, on increased trading volumes in the deregulated Electric Reliability Council of Texas (ERCOT) power market as well as higher gas volumes traded, partially offset by lower gas prices. Retail electric revenues, excluding electric delivery fees, declined $144 million, or 10%, to $1.3 billion, on a 6% decline in overall volumes and lower average pricing. Lower volumes reflected increased competitive activity in the large C&I market and milder weather. Lower average retail electric pricing reflected lower regulatory mandated price-to-beat rates in 2002 for residential and small business customers. In addition to a lower base rate component of the price-to-beat rate as compared to the 2001 base rate, the fixed fuel factor component of the price-to-beat rate is lower than the fuel costs incurred and recognized in revenues in 2001. Revenue from sales of natural gas to large C&I retail customers declined $110 million, or 41%, on both lower prices and volumes; sales volumes declined 18% as certain geographical markets were exited.

      Gross margin increased $136 million, or 20%, to $823 million in the second quarter of 2002. The gross margin performance was driven by wholesale trading and risk management activities. In retail electric operations, the effect of lower commodity costs was largely offset by lower volumes and pricing. Revenues and gross margin in 2002 were positively impacted by a $134 million net effect of mark-to-market valuations of commodity positions, compared to a positive impact of $84 million in 2001.

      Operation and maintenance expense increased $137 million, or 60%, to $367 million in the second quarter of 2002. Higher operation and maintenance expense reflected $100 million in increased staffing and other operating costs related to the development of retail sales operations and expansion of trading and risk management activities and $31 million in increased bad debt expense, all due largely to the opening of the Texas electricity market to competition. Higher bad debt expense reflected collection risks associated with higher unbilled accounts receivable (See discussion under Liquidity and Capital Resources-Cash Flows). Total net pension and postretirement benefit expense increased $3 million in 2002.

      Other operating expenses (depreciation and amortization and taxes other than income) increased $21 million, or 16%, to $151 million in the second quarter of 2002. Taxes other than income rose $20 million due to state gross receipts taxes that were allocated to Oncor in 2001, as such taxes were levied against the regulated operations in the prior year and are levied against the REP effective January 1, 2002.

      Operating income decreased $22 million, or 7%, to $305 million in 2002, reflecting higher operating expenses partially offset by higher gross margin.

      Other income increased $13 million in 2002. The increase was due primarily to the amortization of the deferred gain on the sale of the Handley and Mountain Creek power plants.

      Interest income declined by $10 million, or 100%, in 2002 due to the absence of interest income that had been accrued in 2001 on under-collected fuel revenue under regulation.

      Interest expense and other charges decreased $11 million, or 19%, to $48 million in 2002, reflecting lower interest rates.

      Net income declined $2 million, or 1%, to $183 million in the second quarter of 2002. The decline was driven by growth in operating expenses, partially offset by higher gross margin and other income. Net pension and postretirement benefit expense reduced net income by $5 million in 2002 and $3 million in 2001.

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

      Revenues in 2002 include $813 million billed by TXU Energy to its customers for electric delivery fees charged to TXU Energy by Oncor. Excluding this amount, TXU Energy's operating revenues increased $60 million, or 1%, to $6.2 billion for the first six months of 2002. Revenue from sales of natural gas to large C&I retail customers declined $409 million, or 53%, on both lower prices and volumes; sales volumes declined 22% as certain geographical markets were exited. Retail electric revenues, excluding electric delivery fees, declined $109 million, or 4%, to $2.6 billion, on a 5% decline in overall volumes and lower average pricing. Lower volumes reflected increased competitive activity in the large C&I market and milder weather. Lower average retail electric pricing reflected lower regulatory mandated price-to-beat rates in 2002 for residential and small business customers. The effect of the price-to-beat rates was mitigated by large C&I retail electric pricing that remained near 2001 levels. Wholesale revenues increased $630 million, or 24%, to $3.3 billion, on increased trading volumes in the deregulated ERCOT power market as well as higher gas volumes traded, partially offset by lower gas prices.

      Gross margin increased $433 million, or 35%, to $1.7 billion for the first six months of 2002. This performance reflected improved wholesale trading and risk management results and higher retail electric margins. Retail electric operations reflected lower commodity costs and certain transitional margin benefits related to electric deregulation, including the relative strength of large C&I retail electric pricing. As these benefits have been largely realized or are diminishing, gross margin as a percentage of revenues is expected to decline, assuming all other factors impacting margin remain at current levels. The effects of lower retail electric volumes and the price-to-beat rates partially offset the above favorable items. Revenues and gross margin in 2002 were negatively impacted by a $12 million net effect of mark-to-market valuations of commodity positions, compared to a positive impact of $102 million in 2001.

      Operation and maintenance expense increased $292 million, or 67%, to $725 million for the first six months of 2002. Higher operation and maintenance expense reflected $184 million in increased staffing and other operating costs related to the development of retail sales operations and expansion of trading activities and $96 million in increased bad debt expense, all due largely to the opening of the Texas electricity market to competition. Higher bad debt expense reflected collection risks associated with higher unbilled accounts receivable. (See discussion under Liquidity and Capital Resources-Cash Flows). Total net pension and postretirement benefit expense increased $7 million in 2002.

      Other operating expenses increased $65 million, or 25%, to $320 million for the first six months of 2002. Taxes other than income rose $48 million due to state gross receipts taxes that were allocated to Oncor in 2001. Increased depreciation and amortization expense was primarily due to expansion of office facilities and investments in computer systems.

      Operating income increased $76 million, or 14%, to $631 million for the first six months of 2002 reflecting higher gross margin partially offset by higher operating expenses.

      Other income increased $12 million in 2002 due primarily to the amortization of the deferred gain on the sale of the Handley and Mountain Creek power plants.

      Interest income declined by $12 million, or 57%, to $9 million in 2002 due largely to the absence of interest income that had been accrued in 2001 on under-collected fuel revenue under regulation.

      Interest expense and other charges decreased $17 million, or 14%, to $106 million in 2002, reflecting lower interest rates.

      Net income increased $60 million, or 19%, to $370 million for the first six months of 2002. The improvement was driven by higher gross margin and other income, partially offset by growth in operating expenses. Net pension and postretirement benefit expense reduced net income by $11 million in 2002 and $6 million in 2001.

COMMODITY CONTRACT AND MARK-TO-MARKET ACTIVITIES

      The table below summarizes the changes in commodity contract assets and liabilities (in millions) for the six month period ended June 30, 2002. The net decrease, excluding "other activity" as described below, of $12 million represents the net unfavorable effect of mark-to-market accounting on earnings for the six months ended June 30, 2002 ($134 million net favorable effect for the three months ended June 30, 2002).

         Balance of net commodity contract assets/(liabilities) at December 31, 2001 ...  $ 371

         Settlements of positions included in the opening balance (1) ..................   (127)

         Unrealized mark-to-market valuations of positions held at end of period (2) ...    115

         Other activity (3) ............................................................     38
                                                                                          -----

         Balance of net commodity contract assets/(liabilities) at June 30, 2002 .......  $ 397
                                                                                          =====

(1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of December 31, 2001.
(2) Includes unrealized gains of $34 million recognized upon origination of certain contracts in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". There were no significant changes in fair value attributable to changes in valuation techniques.
(3) Represents net option premiums paid/(received) in the current period, a commodity contract transferred from TXU Gas and reclassifications of commodity contract assets and liabilities, including $71 million of liabilities to Enron reclassified to other current liabilities. These activities have no effect on unrealized mark-to-market valuations.

      The above table includes all commodity contracts that are marked to market in net income, for both trading and non-trading purposes.

      The following table presents the unrealized mark-to-market balance at June 30, 2002 scheduled by contractual settlement dates of the underlying positions (in millions).

                                     Maturity dates of unrealized net mark-to-market balances at June 30, 2002
                                    ----------------------------------------------------------------------------
                                     Maturity                                          Maturity in
                                     less than      Maturity of       Maturity of       Excess of
    Source of fair value              1 year         1-3 years         4-5 years         5 years         Total
    -------------------------       -----------    -------------     -------------     -----------       -----
    Prices actively quoted .......     $  4            $ --              $ --             $ --            $  4
    Prices provided by other
      external sources ...........      202             122                28                8             360
    Prices based on models .......        3              16                 9                5              33
                                       ----            ----              ----             ----            ----

    Total ........................     $209            $138              $ 37             $ 13            $397
                                       ====            ====              ====             ====            ====
    Percentage of total ..........       53%             35%                9%               3%            100%

      As the above table indicates, approximately 88% of the unrealized mark-to-market valuations at June 30, 2002 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2004. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter (OTC) broker quotes are available. OTC quotes for natural gas and power generally extend through 2010 and 2005, respectively. This category also includes values of large C&I retail sales contracts. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled by TXU Energy as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

ENERGY TRADING ACTIVITIES

      TXU Corp. and TXU Energy have responded to inquiries from the Federal Energy Regulatory Commission (FERC), the Public Utility Commission of Texas (Commission) and the Securities and Exchange Commission (SEC) regarding "wash trades" in electric and gas trading markets in the United States. In their reports to the FERC, the Commission, and the SEC, TXU Corp. and TXU Energy have reported that during the period of inquiry from January 1, 2000 to the present, based on the different definitions and geographic areas specified by the respective agencies, zero, two, and eight transactions, respectively, had some of the characteristics of "wash trades". Revenue associated with the transactions reported was 0.002% and 0.046% of TXU Corp.'s reported revenue for 2000 and the first six months of 2002, respectively. None of these transactions were entered into for the purpose of inflating revenues, trading volumes or market prices, and none require restatement of revenues.

COMPREHENSIVE INCOME

      TXU Energy has historically used, and will continue to use, derivatives that are highly effective in offsetting future cash flow volatility in interest rates and energy commodity prices. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

      The amounts included in other comprehensive income reflect the value of the cash flow hedges, based on current market conditions, to be used in the future to offset the impact on related payments of expected changes in prices. The effects of the accounting hedges will be recorded in the statement of income as the related transactions are actually settled.

      The change in other comprehensive income reflected the effect of lower rates on the fair value of interest rate swaps and rising prices on commodity hedges.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

      Cash Flows -- Cash flows provided by operating activities for the first six months of 2002 were $550 million compared to $409 million for the first six months of 2001. The increase reflected higher cash income (net income adjusted for noncash expense and income items). The changes in operating assets and liabilities reflected an increase in unbilled accounts receivable in the retail electric operations of approximately $430 million related to the opening of the Texas electricity market to competition. Of this amount, $355 million represented delayed billing amounts, predominantly in large C&I accounts. These delays have been caused primarily by temporary transition issues including customer switching and billing, and new processes and systems within ERCOT and TXU Energy. The remaining increase of $75 million in unbilled accounts receivable represented the effect of the new ERCOT protocol that allows five days to clear meter-read data through ERCOT. Largely offsetting the higher unbilled accounts receivable was an increase in accounts payable to Oncor due to the start-up of Oncor billing REPs for T&D charges, effective January 1, 2002.

      Cash flows used in financing activities for 2002 were $713 million. Net retirements and repurchases of debt securities totaled $988 million. Cash distributions paid to US Holdings were $377 million. Issuances of commercial paper totaled $643 million.

      Cash flows provided by investing activities for 2002 totaled $179 million compared to $191 million used for investing activities in 2001. Proceeds in 2002 from the sale of the Handley and Mountain Creek power plants in the Dallas-Ft. Worth area were $443 million. Acquisitions in 2002 included $36 million for a cogeneration and wholesale power production business in New Jersey. Increased nuclear fuel spending was driven by refueling at one of the nuclear generating units.

      Issuances and Retirements -- During the six months ended June 30, 2002, TXU Energy issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                   Issuances   Retirements
                                                   ---------   -----------
                                                    (Millions of Dollars)
 TXU Energy
    Floating rate debentures ..................       $ -        $   865
    Pollution control revenue bonds ...........        61             61
    Other long-term debt ......................         -            123
                                                      ---        -------
                                                      $61        $ 1,049
                                                      ===        =======

      Long-Term Debt Due Currently - In July 2002, TXU Energy redeemed at par the remaining $635 million principal amount of its floating rate debentures due May 20, 2003. TXU Energy funded the redemption through the issuance of commercial paper, advances from affiliates and cash from operations.

      Long-Term Debt - In May 2002, Oncor issued $1.2 billion aggregate principal amount of senior secured notes in a private placement. Proceeds from the issuance were used by Oncor to repay advances from US Holdings. US Holdings used the repayments from Oncor to repay advances from TXU Energy and TXU Corp. TXU Energy used the repayments to redeem $865 million principal amount of floating rate debentures due May 20, 2003.

      Also in May 2002, the Brazos River Authority issued $61 million principal amount of weekly reset floating rate pollution control revenue refunding bonds for TXU Energy to refund a similar principal amount of pollution control revenue bonds.

      In February 2002, TXU Mining redeemed $70 million of its 6.875% senior notes due 2005 and $53 million of its 7.0% senior notes due 2003.

      Credit Facilities - In April 2002, US Holdings, TXU Energy and Oncor entered into a joint $1.0 billion 364-day revolving credit facility with a group of banks that terminates April 22, 2003. This facility will be used for working capital and general corporate purposes.

      During the second quarter of 2002, TXU Energy began issuing commercial paper to fund its short-term liquidity requirements. The new commercial paper programs allow each of TXU Energy and Oncor to issue up to $2.4 billion and $1.0 billion of commercial paper, respectively.

      The new $1.0 billion 364-day revolving credit facility, TXU Corp.'s and US Holdings' existing $1.4 billion credit facility that expires in February 2005, and TXU Corp.'s $500 million three-year revolving credit facility with a group of banks that terminates in May 2005 provide back-up for outstanding commercial paper under the TXU Corp., TXU Energy and Oncor programs. As of June 30, 2002, total outstanding commercial paper under these programs was $1.1 billion of which TXU Energy's portion was $643 million. As of June 30, 2002, TXU Corp. had $186 million outstanding under its commercial paper program, which was discontinued in July 2002. At that time, TXU Corp. was removed as a borrower under the $1.4 billion credit facility. Commercial paper issuances are limited to the availability under the back-up facilities, which was $2.2 billion at June 30, 2002, after deducting outstanding letters of credit and outstanding borrowings. In July 2002, US Holdings entered into a $400 million credit facility that terminates no later than November 30, 2002, that will also provide back-up for outstanding commercial paper.

      During 2002, TXU Energy will have financing needs to fund ongoing working capital requirements, maturities of long-term debt and repayment of advances from affiliates. TXU Energy intends to fund these financing needs through the issuance of commercial paper, issuance of long-term debt or other securities and bank borrowings.

      TXU Energy also from time to time may utilize these short-term facilities to temporarily fund maturities and early redemptions of long-term debt, as well as short-term requirements. If these facilities became unavailable for any reason, other liquidity sources would be necessary.

      Financial Covenants -- The terms of certain financing arrangements of TXU Corp. and its consolidated subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholder's equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. TXU Corp. and its consolidated subsidiaries have credit rating covenants in certain other financing arrangements that would affect TXU Energy's liquidity in the event of a downgrade to below investment grade status. As of June 30, 2002, TXU Corp. and its consolidated subsidiaries were in compliance with all such applicable covenants.

      The goal of TXU Corp. and its subsidiaries is to continue to maintain credit ratings necessary to allow TXU Energy to access the commercial paper market. If TXU Corp. and/or certain subsidiaries were to experience a substantial downgrade of their credit ratings, which none of them anticipate, TXU Energy's access to the commercial paper markets might no longer be possible, resulting in the need to seek other liquidity sources.

      The credit facilities, discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit rating of the borrower and also contain cross default provisions with a $50 million threshold. Under the $1.0 billion 364-day revolving credit facility, a default by TXU Energy or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to TXU Energy and US Holdings, but not as to Oncor. Also, under this facility, a default by Oncor or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances to be accelerated under such facility as to Oncor and US Holdings, but not as to TXU Energy. Further, under this facility, a default by US Holdings that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated as to US Holdings, but not as to Oncor or TXU Energy. Under the $1.4 billion credit facility and the recent $400 million facility, a default by US Holdings or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated. Under the $500 million three-year revolving credit facility, a default by TXU Corp. or any subsidiary thereof that exceeds the threshold would cause the maturity of outstanding balances under such facility to be accelerated.

      Sale of Receivables -- TXU Corp., through its subsidiaries, has certain facilities to provide financing through sales of customer accounts receivable. Under the facilities, purchases of accounts receivable are funded by sales of undivided interests therein to financial institutions. Accounts receivable are continually sold to replace those accounts receivable that have been collected. See Note 3 to Financial Statements for further discussion.

      Capitalization -- The capitalization ratio of TXU Energy at June 30, 2002 consisted of approximately 30% long-term debt less amounts due currently, and 70% member interests.

      On March 6, 2002, TXU Energy declared a cash distribution of $200 million which was paid to US Holdings on April 1, 2002. On May 6, 2002, TXU Energy declared cash distributions of $177 million and $200 million which were paid to US Holdings on May 17, 2002 and July 1, 2002, respectively. US Holdings used the proceeds to repay advances from TXU Corp. On August 7, 2002, TXU Energy declared a cash distribution of $200 million payable to US Holdings on October 1, 2002.

COMMITMENTS AND CONTINGENCIES

      See Note 6 to Financial Statements for a discussion of contingencies.

      All of TXU Energy's exposures related to Enron have been provided for. TXU Energy's significant activities with Enron were associated with energy trading contracts. These positions were marked to market and resulted in a net liability to Enron of $107 million at December 31, 2001. The net liability at June 30, 2002 was $120 million. All contracts in existence at the date of the Enron bankruptcy have been terminated and are no longer marked to market and have been classified to other current liabilities.

REGULATION AND RATES

      On December 31, 2001, US Holdings filed a settlement plan with the Commission, which was approved by the Commission on June 20, 2002. On August 5, 2002, the Commission issued a financing order pursuant to the settlement plan, authorizing the issuance of transition (securitization) bonds of $1.3 billion. The Commission's order approving the settlement plan and the financing order were appealed in separate dockets in Travis County District Court on August 16, 2002. TXU Energy is unable to predict when the appeal process related to the Commission's approval of the settlement plan and the financing order will be concluded or the outcome. If the Commission's approval is upheld, the settlement plan resolves all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings that are related to the 1999 Restructuring Legislation. The settlement plan does not eliminate TXU Energy's price-to-beat rates and related possible fuel adjustments. TXU Energy has agreed, under the Business Separation Agreement, to hold Oncor harmless from the results of any disallowance of power production-related items, including securitization of regulatory assets, stranded costs and fuel reconciliation. For additional discussion of the settlement plan and related items, see Note 4 to Financial Statements in US Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      In April 2002, TXU Energy filed a request with the Commission to increase the fuel factor component of its price-to-beat rates. The request, if approved, would increase price-to-beat rates for residential and small commercial customers by approximately 5%. Under Commission rules, affiliated REPs of utilities are allowed to petition the Commission for an increase in the fuel factor component of its price-to-beat rates if the average price of natural gas futures increases more than 4% from the level used to set the previous price-to-beat fuel factor rate. On May 29, 2002, an administrative law judge issued a proposal for decision for consideration by the Commission. On August 23, 2002, the Commission adopted the fuel factor increase recommended by the administrative law judge. The effect of the Commission's ruling is to increase TXU Energy's price-to-beat rates for residential and small commercial customers by slightly less than 5%.

      TXU Energy is the provider of last resort (POLR) for residential and small business customers in all areas of ERCOT where customer choice is available, except in its historical service areas prior to deregulation, and for industrial customers in all areas of ERCOT, including TXU Energy's historical service areas. POLR service is provided only to customers whose electric service has been terminated by a REP and who have failed to initiate service with another REP, including customers of a REP that goes out of business, or who choose to receive service from the POLR. On August 22, 2002, the Commission adopted new rules that significantly change POLR service. Under the new POLR rules, effective September 24, 2002, residential and small business customers served by affiliated REPs and all large customers could be subject to disconnection for non-payment. (A REP that provides electric power and energy to customers within the historical service area of its affiliated transmission and distribution utility is considered to be an affiliated REP. In areas outside their historical service area, these REPs are considered to be competitive REPs. All new REPs authorized to serve customers across the state of Texas are also considered to be competitive REPs.) Competitive REPs will cease transferring non-paying customers to POLRs, and will instead transfer them to the affiliated REP that will serve them at a price-to-beat rate.

      Until December 31, 2002, TXU Energy will continue to serve as POLR in its current POLR areas for all customers requesting POLR service or those whose REP ceases to serve them for reasons other than non-payment. Under the new rules, POLR service for a two-year period will be bid and awarded effective January 1, 2003 based only upon price. If no bids are submitted or all bids are rejected, a lottery would be used to select a REP to serve residential and small business customers as the new POLR at a price which is 125% of the applicable price-to-beat rate, with provision for adjustment of the energy charge, and large commercial customers at a price which is 150% of an energy reference price, plus applicable non-bypassable charges and a monthly customer charge.

      Although TXU Energy cannot predict future regulatory or legislative actions or any change in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

      See Note 2 to Financial Statements for discussion of changes in accounting standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      The information required hereunder is not significantly different from the information set forth in Item 7A. Quantitative and Qualitative Disclosures About Market Risk included in US Holdings' 2001 Form 10-K and as updated in US Holdings' Form 8-K for TXU Energy filed May 20, 2002 and is not presented herein.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

         99(a)  Chief Executive Officer Certification

         99(b)  Chief Financial Officer Certification

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TXU US HOLDINGS COMPANY



                                            By    /s/ Biggs C. Porter
                                              -------------------------------
                                                      Biggs C. Porter
                                                      Vice President,
                                                Principal Accounting Officer


Date: August 26, 2002